Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

PGI Reports Third Quarter and Nine-Month Results

For Immediate Release

Thursday, November 12, 2009

[Charlotte, N.C.] — Polymer Group, Inc. (PGI) (OTC Bulletin Board: POLGA/POLGB) reported results of operations for the third quarter and nine-month period ended October 3, 2009.

Highlights included:

•                  Gross profit for the quarter was up 16.4% over the prior year to $47.2 million and up 10.1% for the nine-month period to $139.2 million. As a result of lower sales due to lower selling prices and lower volumes, gross profit margins were 21.2% and 21.8% for the three-month and nine-month period compared to 14.3% and 15.6%, respectively, for the prior year.

•                  Operating income from continuing operations for the third quarter of 2009 increased 148.9% over the same period the prior year to $18.7 million.  Year-to-date, operating income from continuing operations increased 60.9% over the first nine months of 2008.

•                  For the year-to-date period, cashflow from operations increased 131.2% to $79.5 million.

•                  Following finalization of the sale of the FabPro division and the amendment to the company’s senior credit facility, net debt (defined as total debt less cash balances) was $289.5 million at the end of the third quarter, approximately $100 million lower than the third quarter 2008 level of $388.9 million.

•                  The company continued to execute on its growth strategy with the purchase of the minority portion of its joint venture in Argentina and the signing of a definitive agreement to purchase a nonwovens business in Spain.  Additionally, the company’s new state-of-the-art capacity in Mexico was in full commercial production during the third quarter.

THIRD QUARTER RESULTS

Sales from continuing operations for the third quarter of 2009 were $223.0 million compared to $284.1 million for the third quarter of 2008.  The decline was due primarily to lower selling prices to reflect lower overall raw material costs and lower volumes in the industrial segments, which most affected the U.S. and European nonwovens businesses and the Canadian business in Oriented Polymers.  Volumes in Latin America and Asia were stable compared to the prior year period.  Foreign currency changes impacted sales by approximately $9.0 million as the U.S. dollar weakened to most currencies.

While sales were lower during the third quarter of 2009, gross profit from continuing operations increased $6.6 million to $47.1 million.  Raw material costs were significantly lower during the quarter compared to the third quarter of 2008.  During the third quarter of 2008, raw material costs increased dramatically, resulting in a negative impact to gross profit as the company’s selling prices generally lag approximately one quarter to changes in raw material costs.  Results for the third quarter of 2009 reflected the impact of positive mix improvements and other proactive steps the company has taken to improve the spread of selling prices over raw material costs such that changes in selling prices have been less than the overall decreases in raw material costs by approximately $12.1 million compared to the third quarter of 2008.  Manufacturing costs in the Nonwovens businesses improved $2.0 million year-over-year, offset by an increase of $2.2 million in the Oriented Polymers business impacted by inefficiencies caused by the dramatic reductions in volume.

Operating income for the third quarter of 2009 was $18.7 million compared to $7.5 million in the third quarter of 2008.  Included in operating income were special charges of $1.8 million in the third quarter of 2009 primarily related to our previously announced plant consolidations in the U.S. and restructuring plans in Europe.  Special charges amounted to $1.7 million in the third quarter of 2008.  Selling, general and administrative (SG&A) expenses for the third quarter of 2009 were lower than the prior year period by $1.6 million, due primarily to movement of foreign currencies against the U.S. dollar and lower compensation expenses.

PGI reported net income attributable to PGI, including earnings from discontinued operations, for the third quarter of $15.2 million compared to $3.4 million in the third quarter of 2008.  Earnings per share from continuing operations were $0.32 per share for the third quarter of 2009 compared to $0.12 per share for the third quarter of 2008.  Included in net income attributable to PGI for the quarter was $4.7 million of adjustments for out-of-period items primarily related to income tax expense and non-controlling interests.

PGI’s chief executive officer, Veronica (Ronee) M. Hagen, stated, “We continued to achieve solid improvement in the third quarter. Our strategy of investing in developing regions continued to generate profitable growth in Asia as well as in Latin America where our new investment in Mexico attained full commercial production levels during the quarter.  We improved efficiencies throughout the business through implementation of our operational excellence initiatives.  The consumer oriented markets we serve have been very stable and although the industrial markets remain at low volume levels, we are seeing signs of stability in those markets.”

“Our success in our base business has given us confidence to invest in further growth initiatives.  During October, we announced an investment to purchase the minority interest in our Argentina operation which we believe will contribute to profit growth in the future.  Additionally, we announced an agreement to acquire a nonwovens business in Spain that will give us a new presence in the European hygiene market with state-of-the-art technology,” Hagen said.

The company’s continued strong cash flow generation has enabled PGI to reduce net debt by nearly $100 million over the course of the last twelve months to $289.5 million as of October 3, 2009 (net debt defined as total debt less cash balances).  For the first nine months, cash flows from operations increased $45.1 million to $79.5 million.  Capital expenditures for the quarter were $18.8 million and were $33.7 million year-to-date compared to $7.5 million in the third quarter of 2008 and $28.4 million for the first nine months of 2008.  Operating working capital, defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities, was $95.8 million and represented 10.7% of annualized sales compared to 10.8% of annualized sales for the third quarter of 2008.  On September 1, 2009, PGI completed the sale of Fabpro and received net proceeds from the sale of approximately $32.9 million. Of such net proceeds, $31.6 million has been applied to reduce amounts outstanding under the first-lien term loan.  Additionally, in conjunction with the senior credit facility amendment, we repaid approximately $24.0 million of the net outstanding borrowings.

YEAR-TO-DATE RESULTS

Net sales were $639.1 million for the nine months ended October 3, 2009, a decrease of $173.3 million from the comparable period of fiscal 2008 net sales of $812.4 million. The net volume declined in the Nonwovens segment by $86.8 million, predominantly in the U.S. and Europe due to the U.S. plant closure in the third quarter of fiscal 2008, and recessionary impacts that are negatively affecting the industrial and wiping businesses located in the U.S. and European regions. Oriented Polymers’ sales volumes continued to be negatively impacted by reduced housing starts affecting their industrial business, imported commodity products affecting lumber wrap volumes, reduced demand for protective apparel fabrics and recessionary impacts.  Sales were also negatively impacted by lower selling prices due to price decreases resulting from the pass-through of lower raw material costs. As raw material costs have decreased, we have reduced selling prices to our customers where required by contract terms and where appropriate based on market conditions. In general, with respect to contracted business, there is usually a one-quarter lag between the change in raw material cost and the change in sales price.

Gross profit was $139.2 million compared to $126.4 million the prior year, primarily reflecting the improvement in mix and sales prices relative to declines in raw material costs.  Operating income for the first nine months was $52.9 million compared to $32.9 million the prior year.  SG&A costs decreased $8.9 million, from $88.2 million in 2008 to $79.3 million in 2009, due primarily to the movement of foreign currencies versus the U.S. dollar of approximately $4.5 million, lower incentive compensation costs of approximately $2.6 million and the absence of executive separation and termination costs of approximately $1.6 million in fiscal 2008.  Special charges for the nine months ended October 3, 2009 of approximately $10.6 million included non-cash impairment charges of $3.4 million related to the write-down of certain property and equipment in North Little Rock, Arkansas, and Neunkirchen, Germany to their estimated fair value less costs to sell, restructuring and plant realignment costs comprised of: (i) $3.1 million of severance and other shut-down costs in Europe related to the ongoing restructuring efforts of the European operations; (ii) $3.4 million of severance and other shutdown costs related to facilities in the United States; and (iii) $0.2 million of severance costs related to restructuring initiatives in Canada, and $0.3 million of abandoned acquisition costs.

Net income attributable to PGI for the first nine months of 2009 amounted to $29.0 million, or $1.48 per share, compared to $7.2 million, or $0.37 per share, for the first nine months of 2008. Included in net income attributable to PGI for the year-to-date period was $2.2 million of adjustments for out-of-period items primarily related to income tax expense and non-controlling interests.

ADJUSTED EBITDA

Adjusted EBITDA from continuing operations, a non-GAAP financial measure defined below, for the third quarter of 2009 was $33.4 million compared to $23.8 million in the third quarter of 2008.

For the nine months ended October 3, 2009, Adjusted EBITDA from continuing operations was $101.8 million compared to $77.6 million for the same period of 2008.

NON-GAAP FINANCIAL MEASURE

Adjusted EBITDA (as defined below) is used in this release as a “non-GAAP financial measure,” which is a measure of the company’s financial performance that is different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable Securities and Exchange Commission rules.  A non-GAAP financial measure, such as EBITDA or Adjusted EBITDA, should not be viewed as an alternative to GAAP measures of performance such as (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. The calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

As defined in the company’s credit agreement, Adjusted EBITDA equals net income (loss) before income and franchise tax expense (benefit), interest expense, net, depreciation and amortization, minority interests net of cash distributions, write-off of loan acquisition costs, non-cash compensation, foreign currency gain and losses, net, and special charges, net of unusual or non-recurring gains. The company presents Adjusted EBITDA, as defined in its credit agreement, as the measurement used as a basis for determining compliance with several covenants thereunder.  It is also generally consistent with the metric used by management as a performance measurement for certain performance-based incentive compensation plans.  In addition, the company considers Adjusted EBITDA an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry.

Included in this release is a reconciliation of net income to Adjusted EBITDA, which illustrates the differences in these measures of operating performance.

EARNINGS CONFERENCE CALL

PGI will conduct an investor conference call, including presentation slides, starting at 4:20 p.m. EDT on Monday, November 16, 2009.  A live webcast of the conference call and presentation material can be accessed by visiting PGI’s investor relations website at www.polymergroupinc.com. Participants inside the U.S. and Canada can access the call by dialing 866.804.6929 (pass code: 87454806). Callers dialing from outside the U.S. and Canada can access the call by dialing 857.350.1675 (pass code: 87454806).

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 14 manufacturing and converting facilities in 8 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; substantial debt levels and potential inability to maintain sufficient liquidity to finance our operations and make necessary capital expenditures; inability to meet existing debt covenants; achievement of objectives for strategic acquisitions and dispositions; inability to achieve successful or timely start-up on new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in environmental laws and regulations. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Dennis Norman

Vice President — Strategy & Corporate Development

(704) 697-5186

normand@pginw.com

P O L Y M E R   G R O U P,  I N C.

Consolidated Statements of Operations (Unaudited)

Three Months Ended October 3, 2009,

Three Months Ended July 4, 2009 and

Three Months Ended September 27, 2008

(In Thousands, Except Per Share Data)

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	October 3,	July 4,	September 27,
	2009	2009	2008

Net sales	$223,022	$206,040	$284,121

Cost of goods sold	175,832	163,474	243,583

Gross profit	47,190	42,566	40,538

Selling, general and administrative expenses	27,412	25,088	29,048

Special charges, net	1,783	5,881	1,687
Other operating (income) loss, net	(674)	(2,624)	2,301

Operating income	18,669	14,221	7,502

Other expense (income):
Interest expense, net	5,360	6,613	7,581
Loss on extinguishment of debt	5,085	—
Other (gain) loss, net	2,615	2,802	(3,205)

Income before income tax expense and discontinued operations	5,609	4,806	3,126

Income tax expense	2,117	957	2,542

Income from continuing operations	$3,492	$3,849	$584

Discontinued operations
Income from operations of discontinued business	$446	$1,966	$1,100
Gain on sale of discontinued operations, net	$8,473	$—	$—
Income from discontinued operations	$8,919	$1,966	$1,100

Net income	$12,411	$5,815	$1,684

Net (income) loss attributable to noncontrolling interests	2,833	(1,569)	1,738
Net income attributable to Polymer Group, Inc	$15,244	$4,246	$3,422

Average common shares outstanding - Basic	19,686	19,638	19,336
- Diluted	$19,783	$19,739	$19,474
Earnings per common share attributable to Polymer Group, Inc.:
Basic:
Continuing operations	$0.32	$0.11	$0.12
Discontinued operations	0.45	0.10	0.06
Basic	$0.77	$0.21	$0.18

Diluted	$0.77	$0.21	$0.18

P O L Y M E R   G R O U P,  I N C.

Consolidated Statements of Operations (Unaudited)

Nine Months Ended October 3, 2009 and

Nine Months Ended September 27, 2008

(In Thousands, Except Per Share Data)

	Nine Months	Nine Months
	Ended	Ended
	October 3,	September 27,
	2009	2008

Net sales	$639,072	$812,418

Cost of goods sold	499,897	686,051

Gross profit	139,175	126,367

Selling, general and administrative expenses	79,342	88,186

Special charges, net	10,556	4,844
Other operating (income) loss, net	(3,650)	439

Operating income	52,927	32,898

Other expense (income):
Interest expense, net	19,367	23,247
Gain on reacquisition of debt	(2,431)	—
Loss on extinguishment of debt	5,085	—
Other (gain) loss, net	7,572	(2,805)

Income before income tax expense and discontinued operations	23,334	12,456

Income tax expense	10,256	7,711

Income from continuing operations	$13,078	$4,745

Discontinued operations
Income from operations of discontinued business	$4,353	$819
Gain on sale of discontinued operations, net	$8,473	$—
Income from discontinued operations	$12,826	$819

Net income	$25,904	$5,564

Net (income) loss attributable to noncontrolling interests	3,141	1,662
Net income attributable to Polymer Group, Inc	$29,045	$7,226

Average common shares outstanding - Basic	19,552	19,258
- Diluted	$19,591	$19,418
Earnings per common share attributable to Polymer Group, Inc.:
Basic:
Continuing operations	$0.83	$0.33
Discontinued operations	0.65	0.04
Basic	$1.48	$0.37

Diluted	$1.48	$0.37

P O L Y M E R   G R O U P,  I N C.

Condensed Consolidated Balance Sheets (Unaudited)

(In Thousands)

	October 3,	January 3,
	2009	2009

A S S E T S

Current assets:
Cash and cash equivalents	$56,287	$45,718
Accounts receivable, net	127,375	125,818
Inventories	101,139	107,685
Other	33,881	31,950
Assets of discontinued operations	—	31,760
Total current assets	318,682	342,931

Property, plant and equipment, net	339,449	338,262
Intangibles and loan acquisition costs, net	5,772	7,938
Other assets	12,662	13,331
Total assets	$676,565	$702,462

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y

Current liabilities:
Accounts payable and accrued liabilities	$132,733	$125,957
Current portion of long-term debt and short-term borrowings	19,474	21,160
Other	6,388	4,266
Liabilities of discontinued operations	—	7,863
Total current liabilities	158,595	159,246

Long-term debt	326,282	392,505
Other noncurrent liabilities	60,720	57,500
Total liabilities	545,597	609,251

Total PGI shareholders’ equity	122,756	80,272
Noncontrolling interests	8,212	12,939
Total equity	130,968	93,211
Total liabilities and equity	$676,565	$702,462

P O L Y M E R   G R O U P,  I N C.

Selected Financial Data (Unaudited)

(In Thousands)

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	October 3,	July 4,	September 27,
	2009	2009	2008
Selected Financial Data
Depreciation and amortization expense included in operating income	$12,296	$12,103	$11,622

Noncash compensation costs included in operating income	$970	$1,382	$495

Amortization of loan acquisition costs	$329	$273	$345

Capital expenditures	$18,819	$11,451	$7,503

Special charges, net
Asset Impairment charges	$251	$1,593	$—
Restructuring and plant realignment costs	1,266	4,204	1,512
Other	266	84	175
	$1,783	$5,881	$1,687

Other operating (income) loss, net including Foreign Currency (Gain) Loss
United States	$(1,002)	$(337)	$195
Canada	432	38	25
Europe	39	(380)	(178)
Asia	(49)	27	39
Latin America	(94)	(1,972)	2,220
	$(674)	$(2,624)	$2,301

Adjusted EBITDA
The following table reconciles Adjusted EBITDA to net income (loss) attributable to Polymer Group Inc. for the periods presented:

Net income (loss) attributable to Polymer Group, Inc.	$15,244	$4,246	$3,422
Income & franchise tax expense (benefit)	2,161	1,051	2,582
Interest expense, net	5,360	6,613	7,581
Depreciation and amortization expense included in operating income	12,296	12,103	11,622
Minority interests, net of tax & cash disbursements	(2,833)	1,569	(1,738)
Non-cash compensation	970	1,382	495
Foreign currency (gain) loss, net	1,839	203	(1,295)
Special charges, net	1,783	5,881	1,687
Fees paid for refinancing of credit agreement	1,739	—	—
Less gain on sale of discontinued operation	(8,473)	—	—
Less income from discontinued operations	(446)	(1,966)	(1,100)
Unusual or non-recurring charges (gains), net	3,770	(526)	559

Adjusted EBITDA	$33,410	$30,556	$23,815

P O L Y M E R   G R O U P,  I N C.

Selected Financial Data (Unaudited)

(In Thousands)

	Nine Months	Nine Months
	Ended	Ended
	October 3,	September 27,
	2009	2008

Selected Financial Data
Depreciation and amortization expense included in operating income	$36,270	$36,120

Noncash compensation costs included in operating income	$2,775	$2,695

Amortization of loan acquisition costs	$937	$1,036

Capital expenditures	$33,709	$28,414

Special charges, net
Asset Impairment charges	$3,444	—
Restructuring and plant realignment costs	6,754	4,262
Other	358	582
	$10,556	$4,844

Other operating (income) loss, net including Foreign Currency (Gain) Loss
United States	$(1,755)	$348
Canada	582	(129)
Europe	(622)	156
Asia	(11)	464
Latin America	(1,844)	(400)
	$(3,650)	$439

Adjusted EBITDA
The following table reconciles Adjusted EBITDA to net income for the periods presented:

Net income (loss) attributable to Polymer Group, Inc.	$29,045	$7,226
Income & franchise tax expense (benefit)	10,665	8,986
Interest expense, net	19,367	23,247
Depreciation and amortization expense included in operating income	36,270	36,120
Minority interests, net of tax & cash disbursements	(3,141)	(1,662)
Non-cash compensation	2,775	2,696
Foreign currency (gain) loss, net	4,105	(3,562)
Special charges, net	10,556	4,844
Fees paid for refinancing of credit agreement	1,739
Less gain on sale of discontinued operation	(8,473)
Less income from discontinued operations	(4,353)	(819)
Unusual or non-recurring charges (gains), net	3,246	560

Adjusted EBITDA	$101,801	$77,636